Exhibit 99.1
A. SCHULMAN REPORTS FISCAL 2011 FIRST-QUARTER RESULTS AND REAFFIRMS ANNUAL GUIDANCE
•	Reports first-quarter net income of $9.2 million or $0.29 per diluted share
•	Excluding certain one-time charges and acquisition-related items, first-quarter net income is $10.6 million or $0.34 per diluted share, compared with $19.7 million or $0.76 per diluted share last year
•	Gross profit per pound of 13.8 cents improves almost 19% compared sequentially with 11.6 cents in the fourth quarter of fiscal 2010
•	Annual guidance is reaffirmed with earnings for fiscal 2011 expected to reach record levels between $57 million and $62 million
AKRON, Ohio — January 5, 2011 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today earnings for the fiscal 2011 first quarter ended November 30, 2010. The Company reported net income of $9.2 million, or $0.29 per diluted share, compared with $17.0 million, or $0.65 per diluted share, last year. The translation effect of foreign currencies negatively impacted 2011 first-quarter net income by $0.9 million. As expected, profitability declined from last year’s first-quarter levels primarily as a result of gross profit per pound contraction from last year’s exceptionally high level.
The fiscal 2011 first quarter included certain after-tax net charges of approximately $1.3 million, which were primarily related to acquisition-related costs, purchase accounting adjustments and restructuring expenses. Last year’s first quarter included $2.7 million of after-tax, non-operating charges related to restructuring expenses and asset write-downs. Excluding these charges, net income for the fiscal 2011 first quarter was $10.6 million, or $0.34 per diluted share, compared with $19.7 million, or $0.76 per diluted share, for the prior-year period.
Net sales for the fiscal 2011 first quarter were $495.4 million, an increase of 37% compared with $362.9 million for the same period last year. Currency translation negatively impacted sales by 7% or $26.2 million. The majority of the increase was due to the impact of the acquisition of ICO, Inc., which was completed during the third quarter of fiscal 2010. Volume reached 503 million pounds, up 53% from 329 million pounds reported last year. Had the Company owned ICO at the beginning of the first quarter of fiscal 2010, sales growth would have been 9% and volume growth would have been 2%.
Gross profit for the quarter was $69.0 million, compared with $63.2 million last year. Currency translation negatively impacted gross profit by $3.8 million. Had the Company owned ICO at the beginning of the first quarter of 2010, the decrease in gross profit for the 2011 first quarter would have been approximately $6.9 million. Overall gross profit per pound for the quarter was 13.8 cents, which was lower than the 15.4 cents in last year’s first quarter had the Company owned ICO at the beginning of fiscal 2010 but significantly higher than the 11.6 cents per pound in the fourth quarter of fiscal 2010. The primary driver of the decline in gross profit compared with the year-ago quarter was the Company’s pricing lag in the face of rising raw materials costs during the fiscal 2011 quarter.

Selling, general and administrative (SG&A) expense for the fiscal 2011 first quarter was $52.9 million compared with $40.8 million reported last year. Excluding the effect of foreign currency translation, SG&A increased $14.6 million. Including the ICO effect and excluding costs related to acquisitions, the increase in selling, general and administrative expenses would have been $2.4 million. The increase includes $1.8 million of costs for various consultants to aid the Company with certain global initiatives. These initiatives include the review of the Company’s long-term business strategy, capital structure, process improvements and growth initiatives including continued merger and acquisition activities. In addition, the increase includes $1.5 million of incremental expense for stock-based compensation primarily as a result of mark-to-market adjustments which had declined significantly in the first quarter of fiscal 2010. Offsetting these increases are $1.2 million of favorable bad debt expense as well as synergies from the ICO acquisition.
“Our first-quarter performance is in line with our expectations and therefore, we are reaffirming our full-year fiscal 2011 net income guidance in the range of $57 million to $62 million,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer. “We knew we’d have a difficult comparison to our outstanding performance in the first quarter of last year; however, I am pleased to see a sequential improvement in gross profit per pound from our fiscal 2010 fourth quarter. The sequential improvement indicates that the pricing measures we’ve initiated are beginning to take hold, even as we are negotiating additional price increases to be passed through — particularly in Europe where we saw the greatest margin pressure. In addition, compared with the fourth quarter of last year, our SG&A increased primarily as a result of proactive steps we’re taking to invest in our core businesses and drive growth through a third-party review of our strategy and capital structure.”
Earnings before interest, taxes, depreciation and amortization (EBITDA) was $26.1 million for the quarter, compared with $31.5 million last year. The major reason for the decline in EBITDA was the decline in gross profit per pound in the 2011 first quarter.
First-quarter operating income was $16.1 million compared with $22.4 million last year. If the Company had owned ICO at the beginning of the first quarter of 2010, and excluding certain one-time items, the decrease in operating income would have been $9.3 million compared with last year. The decrease in operating income was due primarily to the decrease in gross profit.
Note: The numbers below will sometimes refer to the Company’s performance including the “ICO effect”. The Company defines the “ICO effect” as if it had owned ICO at the beginning of the first quarter of 2010. These are non-GAAP presentations developed as a result of the way the Company is internally measuring the business. The results exclude one-time charges and acquisition-related items discussed above and include a consistent amount of purchasing accounting-related depreciation and amortization expense for each period. See the attached financial table (Non-GAAP Supplemental Segment Comparison Information) for non-GAAP supplemental financial segment information by business segment.
Europe, Middle East and Africa (“EMEA”) — Although the EMEA business segment’s performance was below the region’s exceptional first quarter in fiscal 2010, the segment had significant improvement sequentially over the fourth quarter of fiscal 2010. In the fiscal 2011 first quarter, EMEA sales were $346.7 million compared with $271.9 million in 2010. The translation effect of foreign exchange negatively impacted sales by $27.6 million, or 10%. Including the ICO effect, sales increased by 11% and volume for the 2011 first quarter was 316 million pounds, up 4% from the first quarter of last year.

EMEA gross profit was $48.1 million for the fiscal 2011 first quarter compared with $50.6 million for the same period last year. The translation effect of foreign exchange negatively impacted gross profit by $4.0 million. Including the ICO effect, gross profit declined approximately $8 million from last year and gross profit per pound was 15.2 cents, a decrease of 17% from 18.4 cents for last year’s first quarter. Although average selling prices increased 7% per pound year-over-year, the Company was not able to fully pass along cost increases during the first quarter of fiscal 2011. On a sequential basis, gross profit per pound improved 30% compared with 11.7 cents per pound reported during the fourth quarter of 2010 as the improvement in the Masterbatch business was able to offset the raw material price increases.
EMEA operating income for the fiscal 2011 first quarter was $19.4 million compared with $25.2 million in the first quarter of 2010. Including the ICO effect, operating income declined approximately $7.6 million from a year ago. The decline was due to lower gross profit per pound compared with last year’s exceptionally high gross profit per pound during the first quarter.
The Americas — In the fiscal 2011 first quarter, sales for the Americas were $115.1 million compared with $76.3 million for the same period a year ago. The translation effect of foreign exchange increased sales by $1.3 million. Sales for the segment, including the ICO effect, increased by 7% compared with the prior-year period and volume for the quarter reached 152 million pounds, up slightly from last year.
Gross profit was $16.5 million for the quarter compared with $10.0 million for the same period last year. Including the ICO effect, the gross profit increased by $0.6 million and gross profit per pound was 10.8 cents, up from 10.5 cents last year. On a sequential basis, gross profit per pound was down approximately 4% from the 2010 fourth quarter. Although the spread of selling price less raw material costs was up slightly on a sequential basis, the decrease in gross profit per pound was due to higher conversion cost per pound sold primarily as a result of 9% lower pounds produced.
Operating income for the fiscal 2011 first quarter was $3.9 million compared with $2.9 million in the first quarter of 2010. Including the ICO effect, operating income decreased $0.8 million from last year. The decrease was largely related to incremental expense for stock-based compensation as well as expense related to the establishment of the Company’s Americas management team.
Asia Pacific (“APAC”) — While APAC is a relatively small part of the Company’s portfolio, the segment continues to perform well. In the fiscal 2011 first quarter, APAC sales were $33.6 million compared with $14.6 million for the same period a year ago. Including the ICO effect, sales increased by 1% compared with the prior-year period and volume for the quarter was 34 million pounds, down 9% from last year.
Gross profit was $4.6 million for the quarter compared with $2.7 million in the first quarter of fiscal 2010. Including the ICO effect, gross profit was up approximately $0.5 million compared with last year while gross profit per pound was 13.5 cents, up 23% from 11.0 cents in the year-ago period. The higher overall gross profit and higher gross profit per pound resulted from the Company’s strategic exiting of unprofitable business, primarily in Australia, which also resulted in the reduction in volume.

Operating income for the fiscal 2011 first quarter was $1.8 million compared with $1.1 million in the first quarter of 2010. Including the ICO effect, operating income increased $0.8 million from last year and was primarily due to the increase in gross profit per pound.
Working Capital and Cash Flow From Operations
Working capital increased to 71 days from 61 days at the end of the fiscal 2010 fourth quarter. The primary driver of the increase was an inventory buildup resulting from proactive purchasing to secure scarce raw materials and in anticipation of continuing increases in resin prices. Cash flow used in operations was $25.1 million for the first quarter. Additionally, the Company used approximately $15 million of cash to complete the fiscal 2011 first-quarter acquisition of Brazilian compounder and concentrate maker Mash Compostos Plasticos. As a result, net debt increased to $83.6 million from $31.9 million at the end of fiscal 2010.
Fiscal 2011 Guidance and Business Outlook
The Company reaffirms its fiscal 2011 net income guidance in the range of $57 million to $62 million. The guidance assumes a euro exchange rate of $1.35 and considers slow and steady margin and volume improvements over the fiscal year consistent with the sequential increases seen during the fiscal 2011 first quarter. The fiscal 2011 second quarter is expected to be significantly stronger than the fiscal 2010 second quarter but in the range of the fiscal 2011 first quarter due to the typically slower pace of business during the December holiday season and the new pricing expected to take effect in January. The third and fourth quarters are expected to show significant improvement consistent with the improvements reported for the similar periods last year.
Conference Call on the Web
A live Internet broadcast of A. Schulman’s conference call regarding fiscal 2011 first-quarter earnings can be accessed at 9:00 a.m. Eastern Time on January 6, 2011, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,900 people and has 34 manufacturing facilities in North America, South America, Europe and Asia. A. Schulman reported net sales of $1.6 billion for the fiscal year ended August 31, 2010. Additional information about A. Schulman can be found at www.aschulman.com.
Use of Non-GAAP Financial Measures
This release includes certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include: net income excluding certain items, net income per diluted share excluding certain items and EBITDA excluding certain items, as well as certain non-GAAP supplemental segment comparison financial information reflecting the operations of A. Schulman, Inc. (the “Company”) as if it owned ICO, Inc. (“ICO”) at the beginning first quarter of 2010. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures, and tables included in this release reconcile each non-GAAP financial measure with the most directly comparable GAAP financial measure. The most directly comparable GAAP financial measures for these purposes are income from continuing operation before taxes, net income and net income per diluted share. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The Company uses these non-GAAP financial measures to monitor and evaluate Company performance and believes that they are useful to investors for financial analysis, particularly with respect to understanding the significance of the ICO acquisition in the third quarter of fiscal 2010. However, the non-GAAP supplemental financial information is not necessarily indicative of what the combined financial results would have actually been had the ICO acquisition taken place as of September 1, 2009, since such financial information does not reflect any cost savings, operating synergies, tax synergies or revenue enhancements, and includes certain estimated additional depreciation amounts and estimates for amortization of the intangibles recorded as part of the purchase price allocation.
While the Company believes that these non-GAAP financial measures provide useful supplemental information to investors, there are very significant limitations associated with their use. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
Cautionary Note on Forward-Looking Statements
A number of the matters discussed in this document that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;
•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;
•	competitive factors, including intense price competition;
•	fluctuations in the value of currencies in major areas where the Company operates;
•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;
•	changes in customer demand and requirements;
•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and restructuring initiatives;
•	escalation in the cost of providing employee health care;
•	uncertainties regarding the resolution of pending and future litigation and other claims;
•	the performance of the North American auto market; and
•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K and the most recent Form 10-Q. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. This document contains time-sensitive information that reflects management’s best analysis only as of the date of this document. The Company does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Company’s periodic filings with the Securities and Exchange Commission.
SHLM_ALL
Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended November 30,
	2010	2009
	Unaudited
	(In thousands except per share data)

Net sales	$495,383	$362,861
Cost of sales	426,382	299,703
Selling, general and administrative expenses	52,905	40,752
Interest expense	1,285	1,054
Interest income	(200)	(253)
Foreign currency transaction (gains) losses	670	103
Other (income) expense	(4)	(1,177)
Restructuring expense	551	429

	481,589	340,611

Income from continuing operations before taxes	13,794	22,250
Provision for U.S. and foreign income taxes	4,418	5,112

Income from continuing operations	9,376	17,138
Loss from discontinued operations, net of tax of $0	—	(3)

Net income	9,376	17,135
Noncontrolling interests	(133)	(102)

Net income attributable to A. Schulman, Inc.	$9,243	$17,033

Weighted-average number of shares outstanding:
Basic	31,333	25,843
Diluted	31,530	26,056

Earnings (losses) per share of common stock attributable to A. Schulman, Inc. — Basic:
Income from continuing operations	$0.29	$0.66
Loss from discontinued operations	—	—

Net income attributable to common stockholders	$0.29	$0.66

Earnings (losses) per share of common stock attributable to A. Schulman, Inc. — Diluted:
Income from continuing operations	$0.29	$0.65
Loss from discontinued operations	—	—

Net income attributable to common stockholders	$0.29	$0.65

A. SCHULMAN, INC.
CONSOLIDATED BALANCE SHEETS

	November 30, 2010	August 31, 2010
	Unaudited
	(In thousands except share data)
ASSETS
Current assets:
Cash and cash equivalents	$99,030	$122,754
Accounts receivable, less allowance for doubtful accounts of $13,953 at November 30, 2010 and $13,205 at August 31, 2010	307,641	282,953
Inventories, average cost or market, whichever is lower	244,188	209,228
Prepaid expenses and other current assets	30,330	29,128

Total current assets	681,189	644,063

Other assets:
Deferred charges and other assets	33,747	31,873
Goodwill	91,465	84,064
Intangible assets	78,801	72,352

	204,013	188,289

Property, plant and equipment, at cost:
Land and improvements	31,679	30,891
Buildings and leasehold improvements	161,148	158,076
Machinery and equipment	366,509	357,270
Furniture and fixtures	38,218	37,078
Construction in progress	7,348	4,996

	604,902	588,311
Accumulated depreciation and investment grants of $727 at November 30, 2010 and $744 at August 31, 2010	364,398	349,348

Net property, plant and equipment	240,504	238,963

Total assets	$1,125,706	$1,071,315

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$86,978	$60,876
Accounts payable	195,732	195,977
U.S. and foreign income taxes payable	7,890	6,615
Accrued payrolls, taxes and related benefits	47,868	46,492
Other accrued liabilities	46,540	41,985

Total current liabilities	385,008	351,945

Long-term debt	95,602	93,834
Pension plans	89,764	86,872
Other long-term liabilities	27,068	25,297
Deferred income taxes	22,474	20,227
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $1 par value, authorized — 75,000,000 shares, issued — 47,689,857 shares at November 30, 2010 and 47,690,024 shares at August 31, 2010	47,690	47,690
Other capital	250,638	249,734
Accumulated other comprehensive income	1,685	(6,278)
Retained earnings	523,950	519,649
Treasury stock, at cost, 16,202,795 shares at November 30, 2010 and 16,205,230 at August 31, 2010	(322,728)	(322,777)

Total A. Schulman, Inc. stockholders’ equity	501,235	488,018
Noncontrolling interests	4,555	5,122

Total equity	505,790	493,140

Total liabilities and equity	$1,125,706	$1,071,315

A. SCHULMAN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended November 30,
	2010	2009
	Unaudited
	(In thousands)
Provided from (used in) operating activities:
Net income	$9,376	$17,135
Adjustments to reconcile net income to net cash provided from (used in) operating activities:
Depreciation and amortization	9,654	5,750
Deferred tax provision	(711)	(1,262)
Pension, postretirement benefits and other deferred compensation	2,153	572
Net losses (gains) on asset sales	88	(39)
Changes in assets and liabilities:
Accounts receivable	(15,431)	(15,467)
Inventories	(27,579)	(25,945)
Accounts payable	(6,454)	17,617
Restructuring accrual	(570)	(316)
Income taxes	1,622	2,755
Accrued payrolls and other accrued liabilities	4,884	4,908
Changes in other assets and other long-term liabilities	(2,084)	1,503

Net cash provided from (used in) operating activities	(25,052)	7,211

Provided from (used in) investing activities:
Expenditures for property, plant and equipment	(5,000)	(4,367)
Proceeds from the sale of assets	300	435
Business acquisitions, net of cash acquired	(15,071)	—

Net cash used in investing activities	(19,771)	(3,932)

Provided from (used in) financing activities:
Cash dividends paid	(4,942)	(3,958)
Increase (decrease) in notes payable and long-term debt	(4,013)	(33)
Borrowings on revolving credit facilities	53,500	—
Repayments on revolving credit facilities	(25,000)	—
Cash distributions to noncontrolling interests	(700)	—
Common stock issued, net	—	(50)
Releases of treasury stock	49	—

Net cash provided from (used in) financing activities	18,894	(4,041)

Effect of exchange rate changes on cash	2,205	9,109

Net increase (decrease) in cash and cash equivalents	(23,724)	8,347

Cash and cash equivalents at beginning of period	122,754	228,674

Cash and cash equivalents at end of period	$99,030	$237,021

A. SCHULMAN, INC.
SUPPLEMENTAL SEGMENT INFORMATION

	Three Months ended November 30,
	2010	2009
	(Unaudited)
	(In thousands, except for %)
Pounds sold to unaffiliated customers
EMEA	316,481	250,804
Americas	152,223	65,799
APAC	33,897	12,590

Total pounds sold to unaffiliated customers	502,601	329,193

Net sales to unaffiliated customers
EMEA	$346,683	$271,943
Americas	115,120	76,331
APAC	33,580	14,587

Total net sales to unaffiliated customers	$495,383	$362,861

Segment gross profit
EMEA	$48,086	$50,602
Americas	16,474	9,961
APAC	4,562	2,664

Total segment gross profit	69,122	63,227
Inventory Step-up	(121)	—
Asset write-downs	—	(69)

Total gross profit	$69,001	$63,158

Segment operating income
EMEA	$19,402	$25,224
Americas	3,859	2,871
APAC	1,808	1,114

Total segment operating income	25,069	29,209

Corporate and other	(7,971)	(4,468)
Interest expense, net	(1,085)	(801)
Foreign currency transaction gains (losses)	(670)	(103)
Other income (expense)	4	1,227
Asset write-downs	—	(119)
Costs related to acquisitions	(881)	(2,266)
Restructuring related	(551)	(429)
Inventory step-up	(121)	—

Income from continuing operations before taxes	$13,794	$22,250

Capacity utilization
EMEA	80%	96%
Americas	63%	76%
APAC	88%	86%
Worldwide	74%	91%

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
Unaudited
(In thousands except per share data)

			Costs Related to	Restructuring		Tax Benefits	Before Certain
Three Months ended November 30, 2010	As Reported	Asset Write-downs	Acquisitions	Related	Inventory Step-up	(Charges)	Items

Net sales	$495,383	$—	$—	$—	$—	$—	$495,383
Cost of sales	426,382	—	—	—	(121)	—	426,261
Selling, general and administrative expenses	52,905	—	(881)	—	—	—	52,024
Interest expense, net	1,085	—	—	—	—	—	1,085
Foreign currency transaction (gains) losses	670	—	—	—	—	—	670
Other (income) expense	(4)	—	—	—	—	—	(4)
Restructuring expense	551	—	—	(551)	—	—	—

	481,589	—	(881)	(551)	(121)	—	480,036

Income from continuing operations before taxes	13,794	—	881	551	121	—	15,347
Provision for U.S. and foreign income taxes	4,418	—	—	113	43	65	4,639

Income from continuing operations	9,376	—	881	438	78	(65)	10,708
Income (loss) from discontinued operations, net of tax of $0	—	—	—	—	—	—	—

Net income	9,376	—	881	438	78	(65)	10,708
Noncontrolling interests	(133)	—	—	—	—	—	(133)

Net income attributable to A. Schulman, Inc.	$9,243	$—	$881	$438	$78	$(65)	$10,575

Diluted EPS impact	$0.29						$0.34

Weighted-average number of shares outstanding -diluted	31,530						31,530

			Costs Related to	Restructuring		Tax Benefits	Before Certain
Three Months ended November 30, 2009	As Reported	Asset Write-downs	Acquisitions	Related	Inventory Step-up	(Charges)	Items

Net sales	$362,861	$—	$—	$—	$—	$—	$362,861
Cost of sales	299,703	(69)	—	—	—	—	299,634
Selling, general and administrative expenses	40,752	—	(2,266)	—	—	—	38,486
Interest expense, net	801	—	—	—	—	—	801
Foreign currency transaction (gains) losses	103	—	—	—	—	—	103
Other (income) expense	(1,177)	(50)	—	—	—	—	(1,227)
Restructuring expense	429	—	—	(429)	—	—	—

	340,611	(119)	(2,266)	(429)	—	—	337,797

Income from continuing operations before taxes	22,250	119	2,266	429	—	—	25,064
Provision for U.S. and foreign income taxes	5,112	21	—	130	—	—	5,263

Income from continuing operations	17,138	98	2,266	299	—	—	19,801
Income (loss) from discontinued operations, net of tax of $0	(3)	—	—	—	—	—	(3)

Net income	17,135	98	2,266	299	—	—	19,798
Noncontrolling interests	(102)	—	—	—	—	—	(102)

Net income attributable to A. Schulman, Inc.	$17,033	$98	$2,266	$299	$—	$—	$19,696

Diluted EPS impact	$0.65						$0.76

Weighted-average number of shares outstanding -diluted	26,056						26,056

A. SCHULMAN, INC.
Reconciliation of GAAP and Non-GAAP Financial Measures
EBITDA Excluding Certain Items Reconciliation
Unaudited
(In thousands)

	Three Months Ended November 30,
	2010	2009

Income from continuing operations before taxes	$13,794	$22,250

Adjustments (pretax):
Depreciation and amortization	9,654	5,680
Interest expense, net	1,085	801
Asset write-downs	—	119
Costs related to acquisitions	881	2,266
Restructuring related	551	429
Inventory step-up	121	—

EBITDA excluding certain items	$26,086	$31,545

A. SCHULMAN, INC.
NON-GAAP SUPPLEMENTAL SEGMENT COMPARISON INFORMATION
(Unaudited)
(In Millions)

Three Months ended November 30, 2009
	EMEA	Americas	APAC	Corporate	Consolidated

Pounds sold to unaffiliated customers	304.2	151.8	37.1	—	493.1
Net sales to unaffiliated customers	$312.4	$107.2	$33.3	$—	$452.9
Gross profit before certain items	$56.1	$15.9	$4.1	$—	$76.1

Segment operating income (loss) before certain items	$27.0	$4.6	$1.0	$—	$32.7
Corporate and other	—	—	—	(6.3)	(6.3)

Income (loss) from continuing operations before certain non-segment related items	$27.0	$4.6	$1.0	$(6.3)	$26.4

Three Months ended February 28, 2010
	EMEA	Americas	APAC	Corporate	Consolidated

Pounds sold to unaffiliated customers	293.8	144.2	31.2	—	469.2
Net sales to unaffiliated customers	$285.2	$101.1	$29.1	$—	$415.5
Gross profit before certain items	$45.6	$13.8	$3.5	$—	$62.9

Segment operating income (loss) before certain items	$9.7	$2.2	$0.5	$—	$12.4
Corporate and other	—	—	—	(7.4)	(7.4)

Income (loss) from continuing operations before certain non-segment related items	$9.7	$2.2	$0.5	$(7.4)	$5.0

Three Months ended May 31, 2010
	EMEA	Americas	APAC	Corporate	Consolidated

Pounds sold to unaffiliated customers	339.0	156.4	33.2	—	528.6
Net sales to unaffiliated customers	$337.4	$117.6	$33.9	$—	$488.8
Gross profit before certain items	$51.7	$16.1	$4.1	$—	$71.8

Segment operating income before certain items	$23.9	$4.4	$0.4	$—	$28.6
Corporate and other	—	—	—	(6.4)	(6.4)

Income (loss) from continuing operations before certain non-segment related items	$23.9	$4.4	$0.4	$(6.4)	$22.2

Three Months ended August 31, 2010
	EMEA	Americas	APAC	Corporate	Consolidated

Pounds sold to unaffiliated customers	321.9	169.6	33.9	—	525.4
Net sales to unaffiliated customers	$318.4	$124.8	$33.0	$—	$476.2
Gross profit before certain items	$37.6	$19.1	$4.2	$—	$60.9

Segment operating income (loss) before certain items	$12.6	$7.0	$0.5	$—	$20.2
Corporate and other	—	—	—	(4.5)	(4.5)

Income (loss) from continuing operations before certain non-segment related items	$12.6	$7.0	$0.5	$(4.5)	$15.6

Note: The results above include ICO as if the Company had owned ICO at the beginning of fiscal year 2010. The results exclude certain one-time charges and acquisition-related items discussed above and include a consistent estimated amount of purchasing accounting-related depreciation and amortization expense for each period. Numbers may not add up due to rounding.